ECI TELECOM LTD.

NOTICE OF 2006 ANNUAL GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON SEPTEMBER 20, 2006

Petah Tikva, Israel
August 16, 2006

To the Shareholders of ECI Telecom Ltd. (“ECI” or “we”):

NOTICE IS HEREBY GIVEN that the 2006 Annual General Meeting of Shareholders (the “Annual General Meeting” or the “meeting”) of ECI Telecom Ltd. will be held at our executive offices at 30 Hasivim Street, Petah Tikva, Israel, on Wednesday, September 20, 2006 at 10:30 a.m. (Israel time).

The agenda of the meeting will be as follows:

(1)	To elect an external director and approve his terms of compensation;

(2)	To elect eleven other directors to our board of directors;

(3)	To approve terms and compensation for certain of our directors;

(4)	To approve a consultancy agreement relating to the services of Doron Inbar, one of our directors, and the issue to him of restricted ECI shares;

(5)	To approve the grant of stock options to Carmel V. C. Ltd., relating to the services of Shlomo Dovrat, chairman of our board of directors, and the issue to him of restricted ECI shares;

(6)	To approve adjustments to the terms of outstanding stock option awards as a result of our distribution to shareholders of shares in ECtel Ltd.;

(7)
To approve the reappointment of Somekh Chaikin, a member of KPMG International, as our independent auditors and to authorize our board of directors to delegate to our audit committee the authority to fix the said independent auditors' remuneration in accordance with the volume and nature of their services; and

(8)	To discuss the Auditors' Report and our Consolidated Financial Statements as of December 31, 2005.

Shareholders of record at the close of business on August 11, 2006 are entitled to notice of and to vote at the Annual General Meeting. All shareholders are cordially invited to attend the meeting in person.

Shareholders who are unable to attend the Annual General Meeting in person are requested to complete, date and sign the enclosed form of proxy and return it promptly in the pre-addressed envelope provided, so as to be received not later than twenty-four (24) hours before the meeting. No postage is required if mailed in the United States. Shareholders who attend the meeting may revoke their proxies and vote their shares in person.

If your shares are held in “street name” (meaning held through a bank, broker or other nominee), you may either direct the record holder of your shares on how to vote your shares or obtain a legal proxy from the record holder to vote the shares at the meeting.

i

Joint holders of our Ordinary Shares should take note that, pursuant to our Amended and Restated Articles of Association (referred to throughout this document as our “Articles of Association”), the vote of the senior of joint holders of any share who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other holder(s) of the share, and for this purpose seniority will be determined by the order in which the names stand in the register of shareholders.

By order of the Board of Directors,

SHLOMO DOVRAT
Chairman of the Board of Directors

RAFI MAOR
President and Chief Executive Officer

ii

ECI TELECOM LTD.

30 Hasivim Street, Petah Tikva 49517, Israel
(Telephone: +972 3 926 6884; Fax: +972 3 926 6070)

PROXY STATEMENT

2006 ANNUAL GENERAL MEETING OF SHAREHOLDERS

INTRODUCTION

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies by our board of directors for use at the 2006 Annual General Meeting of Shareholders and at any adjournment thereof, pursuant to the accompanying Notice of 2006 Annual General Meeting of Shareholders. The meeting will be held on Wednesday, September 20, 2006 at 10:30 a.m. (Israel time) at our executive offices, 30 Hasivim Street, Petah Tikva, Israel.

Purpose of the Annual General Meeting

It is proposed that at the meeting resolutions be adopted:

(1)	To elect an external director and approve his terms of compensation;

(2)	To elect eleven other directors to our board of directors;

(3)	To approve terms and compensation for certain of our directors;

(4)	To approve a consultancy agreement relating to the services of Doron Inbar, one of our directors, and the issue to him of restricted ECI shares;

(5)	To approve the grant of stock options to Carmel V. C. Ltd., relating to the services of Shlomo Dovrat, chairman of our board of directors, and the issue to him of restricted ECI shares;

(6)	To approve adjustments to the terms of outstanding stock option awards as a result of our distribution to shareholders of shares in ECtel Ltd.; and

(7)
To approve the reappointment of Somekh Chaikin, a member of KPMG International, as our independent auditors and to authorize our board of directors to delegate to our audit committee the authority to fix the said independent auditors' remuneration in accordance with the volume and nature of their services.

In addition, the Auditors' Report and our Consolidated Financial Statements as of December 31, 2005 will be discussed at the Annual General Meeting.

Voting

Only holders of record of ECI’s Ordinary Shares (our “shares”), nominal (par) value NIS 0.12 per share, at the close of business on the meeting record date, August 11, 2006, are entitled to notice of, and to vote at, the Annual General Meeting. We had 117,107,913*  Includes 670,697 unvested restricted sharers issued under our restricted share incentive plan, but excludes shares of treasury stock. shares outstanding on the meeting record date. Each share outstanding on the meeting record date will entitle its holder to one vote upon each of the matters to be presented at the Annual General Meeting. A quorum must be present in order for the Annual General Meeting to be held. The presence in person or by proxy of at least two shareholders holding shares that are entitled to vote in the aggregate at least 33 1/3% of the shares outstanding on the record date will constitute a quorum for the transaction of business at the Annual General Meeting. If within half an hour from the time established for the commencement of the Annual General Meeting a quorum is not present, the meeting shall stand adjourned to Wednesday, September 27, 2006, at the same time and place.

* Includes 670,697 unvested restricted sharers issued under our restricted share incentive plan, but excludes shares of treasury stock.

Abstentions and broker non-votes are counted as shares present for determination of a quorum. For purposes of determining whether a matter is approved by the shareholders, abstentions and broker non-votes will not be treated as either votes “for” or “against” the matter.

Proxies

Shareholders may elect to vote their shares once, either by attending the meeting in person, or by a duly executed proxy as detailed below. If your shares are held in “street name” (meaning held through a bank, broker or other nominee), you may either direct the record holder of your shares on how to vote your shares or obtain a legal proxy from the record holder to vote the shares at the meeting.

Proxies for use at the Annual General Meeting are being solicited by our board of directors. Proxies will be solicited primarily by mail and are being mailed to shareholders on or about August 16, 2006. Certain of our officers, directors, employees and agents may solicit proxies by telephone, facsimile, electronic mail or other personal contact. However, such parties will not receive additional compensation therefor. We will bear the cost of the solicitation of proxies, including the cost of preparing, assembling and mailing the proxy material, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to the beneficial owners of our shares.

All ECI shares represented by properly executed proxies received by us twenty-four (24) hours prior to the meeting will, unless such proxies have been previously revoked, be voted at the Annual General Meeting in accordance with the directions on the proxies. If no direction is indicated on the properly executed proxy, the shares will be voted in favor of the matters described above. A shareholder returning a proxy may revoke it at any time prior to commencement of the meeting by communicating such revocation in writing to us or by executing and delivering a later-dated proxy. In addition, any person who has executed a proxy and is present at the Annual General Meeting may vote in person instead of by proxy, thereby canceling any proxy previously given, whether or not written revocation of such proxy has been given. Any written notice revoking a proxy should be sent to ECI Telecom Ltd., 30 Hasivim Street, Petah Tikva 49517, Israel, attention General Counsel.

OWNERSHIP OF ECI SHARES

We have authorized and outstanding one class of equity securities, designated Ordinary Shares, with a nominal (par) value of NIS 0.12 per share. The following table sets forth, as of August 11, 2006, the number of shares owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of our shares (our “major shareholders”); (ii) Mr. Shlomo Dovrat, chairman of our board of directors, and entities affiliated with him, and (iii) our other directors or members of our senior management as a group. Although several of our directors are officers or directors of our major shareholders, such individuals disclaim beneficial ownership of the shares held by such major shareholders.

Name and Address	Number of Shares Owned(1)	Approximate Percent of Shares Outstanding(2)
M.A.G.M. Chemistry Holdings Ltd. (a wholly owned subsidiary of Koor Industries Ltd.)(3)(5) 14 Hamelacha Street Park Afek 48091 Rosh Ha’ayin, Israel	33,049,433	28.2%

Name and Address	Number of Shares Owned(1)	Approximate Percent of Shares Outstanding(2)

Clal Electronics Industries Ltd. (a wholly owned subsidiary of Clal Industries & Investments Ltd.)(4)(5) 3 Azrieli Center, Triangular Tower, 45th Floor 67023 Tel Aviv, Israel	15,218,194	13.0%
Ofer (Ships Holding) Ltd. (“Ofer Ships”)(6) 9, Andre Saharov Street 31905 Haifa, Israel	7,094,526	6.1%
FMR Corp., Fidelity Management & Research Company and affiliated entities(7) 82 Devonshire Street Boston, Massachusetts 02109	7,042,696	6.0%
Directors and Members of our Senior Management
Shlomo Dovrat and affiliated entities, including Carmel Funds (as defined below) and
D Partners (as defined below),
(together the “Dovrat Entities”)(8)
Delta House, 16 Abba Eban Avenue
46725 Herzlia, Israel

	5,351,548(8)	4.6%(8)
All other directors and members of our senior management as a group (consisting of 22 persons)	4,179,170(9)	3.5%(9)

(1)
The information regarding the ECI shares beneficially owned by Major Shareholders is based on Schedules 13D or 13G filed by such shareholders and related individuals and entities with the U.S. Securities and Exchange Commission and on information provided by such shareholders.

(2)
Percentages in this table are based on the 117,107,913 ECI shares (including unvested restricted shares) outstanding as at August 11, 2006 plus such number of newly issued ECI shares, if any, as such shareholder or group had the right to receive upon the exercise of stock options which are exercisable within 60 days.

(3)
Both M.A.G.M. Chemistry Holdings Ltd. (“MAGM”) and Koor Industries Ltd. (“Koor”) are Israeli corporations. Koor’s ordinary shares are publicly traded on The Tel Aviv Stock Exchange and its ADSs (American Depositary Shares) are traded on the New York Stock Exchange. IDB Development Corporation Ltd. ("IDBD") (see footnote (4) below) and its subsidiary, Discount Investment Corporation Ltd. (“DIC”), together beneficially own approximately 40.9% of the ordinary shares of Koor. Anfield Ltd. (“Anfield”), a private Israeli company wholly owned by Mr. Jonathan Kolber, a director of ECI and the chairman of the board of directors of Koor, beneficially owns approximately 4.1% of the ordinary shares of Koor. Anfield holds a put option to sell its Koor shares to DIC during December 2006. IDBD and DIC, by virtue of their ownership interest in Koor, may be deemed to be beneficial owners of the ECI shares held by MAGM. IDBD and DIC disclaim beneficial ownership of these shares. In addition to the ECI shares held by MAGM: (i) Mr. Kolber has a beneficial interest in 1,542,198 ECI shares (for details see the table in Item 2 below - “Election of Eleven Other Directors”); and (ii) Mr. Danny Biran, a director of ECI (not seeking reelection at the meeting) and President of Koor, beneficially owns 5,000 ECI shares. Mr. Kolber and Mr. Biran, by virtue of their respective positions at Koor, may be deemed to be beneficial owners of the ECI shares held by MAGM. Mr. Kolber and Mr. Biran disclaim beneficial ownership of these shares.

(4)
Both Clal Electronics Industries Ltd. (“CEI”) and Clal Industries and Investments Ltd. (“Clal”) are Israeli corporations. Clal is controlled by IDBD, which, in turn, is controlled by IDB Holding Corporation (“IDBH”), all of which companies are considered part of the IDB group. In addition to CEI’s holdings, based upon reports received by us, as of July 31, 2006, the following entities within the IDB group beneficially own ECI shares, as follows: IDBD (100,000 shares), Badal Securities Ltd. (“Badal”), a wholly owned subsidiary of IDBH (100,000 shares) and Clal Insurance Enterprises Holdings Ltd. (“Clal Insurance”), a majority-owned subsidiary of IDBD, (43,478 shares held by Clal Insurance for its own account). As of such date, 850,638 ECI shares were held for members of the public through, among others, provident funds, mutual funds, pension funds and insurance policies, which are managed by companies controlled by Clal Insurance. Clal Insurance disclaims beneficial ownership of these shares. IDBD and its subsidiary, DIC, are major shareholders of Koor (for details see footnote (3) above). Clal, IDBD, IDBH, Clal Insurance and DIC are all Israeli corporations whose shares are publicly traded on The Tel Aviv Stock Exchange.

Based upon reports received by ECI, as of July 31, 2006, IDBH is controlled by a group comprised of: (i) Ganden Investments I.D.B. Ltd. (“Ganden”), a private Israeli company controlled by Ganden Holdings Ltd. (“Ganden Holdings”), a private Israeli company, which in turn is controlled by Nochi Dankner (who is the chairman of IDBH, IDBD, Clal and DIC and a director of Clal Insurance and Koor) and his sister Shelly Bergman, which holds approximately 31% of the equity of and voting power in IDBH; (ii) Manor Investments - IDB Ltd. (“Manor”), a private Israeli company controlled by Ruth Manor (whose husband, Isaac Manor, and their son, Dori Manor, are directors of IDBH, IDBD, Clal and DIC and Isaac Manor is a director of Clal Insurance and Koor), which holds approximately 10.34% of the equity of and voting power in IDBH; and (iii) Avraham Livnat Investments (2002) Ltd. (“Livnat”), a private Israeli company controlled by Avraham Livnat (one of whose sons, Zvi Livnat, is a director and executive vice president of IDBH, deputy chairman of the board of directors of IDBD, co-chief executive officer of Clal and a director of DIC and Koor, and another son, Shay Livnat, is a director of IDBD, Clal and Clal Insurance), which holds approximately 10.34% of the equity of and voting power in IDBH.

Ganden, Manor and Livnat, in respect of the above aggregate of approximately 51.7% of the equity of and voting power in IDBH, have entered into a Shareholders Agreement relating, among other things, to their joint control of IDBH, the term of which is until May 19, 2023. In addition, there are the following holdings, as of July 31, 2006, which are not included in the said Shareholders Agreement: (a) Ganden Holdings directly holds approximately 11.7% of the equity of and voting power in IDBH; (b) Ganden directly holds approximately a further 6.7% of the equity of and voting power in IDBH; (c) Manor Holdings B.A. Ltd., the parent company of Manor, directly holds approximately 0.03% of the equity of and voting power in IDBH; (d) Avraham Livnat Ltd., the parent company of Livnat, holds approximately 0.04% of the equity of and voting power in IDBH; and (e) Shelly Bergman owns, through a private company which is wholly owned by her, approximately 7.2% of the equity and voting power of IDBH.

Based on the foregoing, IDBH (by reason of its control of IDBD), Ganden, Manor and Livnat (by reason of their control of IDBH), Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat (by reason of their control, respectively, of Ganden, Manor and Livnat) may be deemed to share the power to vote and dispose: (i) with IDBD (by reason of its control of Clal and CEI), Clal and CEI, of the ECI shares held by CEI; (ii) with Badal, of the ECI shares held by Badal; (iii) with IDBD, of the ECI shares held by IDBD; (iv) with IDBD and Clal Insurance, of the ECI shares held by Clal Insurance for its own account; and (v) with IDBD, DIC and Koor (by reason of IDBD's ownership interest, directly and through DIC, in Koor), of ECI shares held by MAGM.

(5)
Pursuant to an agreement between Koor and CEI entered into on April 8, 1998 (the “Koor-Clal Agreement”), the parties agreed, among other things, to vote their respective ECI shares to the effect that (i) the majority of the members of ECI’s board of directors will be designated by Koor, as long as Koor’s equity interest in ECI is not less than 15% and (ii) 20% of the members of ECI’s board of directors will be designated by CEI, as long as CEI owns no less than a 5% equity interest in ECI. However, the present composition of our board of directors does not reflect these provisions of the Koor-Clal Agreement.

The Koor-Clal Agreement also provides that CEI may acquire additional ECI shares, provided that such acquisition would not cause CEI’s equity interest in ECI to exceed 15%, unless CEI receives an approval from the Israeli Comptroller of Restrictive Trade Practices. Koor and CEI also agreed under the Koor-Clal Agreement that as long as their voting arrangements, as described above, are in force, they shall use their best efforts to ensure that in the event that ECI decides to issue ordinary shares or any securities convertible into ordinary shares to Koor or CEI or to any shareholder of ECI affiliated with Koor or CEI, the other party shall be entitled to purchase ordinary shares or other convertible securities under such issuance in accordance with its proportional respective holdings in ECI.

(6)
The holdings of Ofer Ships include 2,507,621 ECI shares held by its indirect wholly owned subsidiary, Yozma Venture Capital Ltd. (“Yozma”). Orona Investments Ltd (a company wholly owned by Mr. Udi Angel) and L.Y.N. (Holdings) Ltd. (a company of which Mr. Eyal Ofer holds 95% of the issued share capital) are each the direct owners of one-half of the outstanding stock of Ofer Ships. Accordingly, the aforesaid companies, and Mr. Angel and Mr. E. Ofer, may be deemed to beneficially own all of the ECI shares held by Ofer Ships and Yozma. The holdings of the Ofer Ships include 329,040 ECI shares in respect of which it has granted Carmel V.C. Ltd. (see footnote (8) below) option to purchase, expiring on December 5, 2009.

(7)
Based upon a Schedule 13G/A filing made with the Securities & Exchange Commission on April 10, 2006 and subsequent notifications sent to us, most recently dated August 3, 2006. FMR Corp. owns Fidelity Management & Research Company (“Fidelity Management”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the “Act”). Fidelity Management is the beneficial owner of most of the said ECI shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Act that own such shares. FMR Corp. also owns Fidelity Management Trust Company, a bank that, as of March 31, 2006, was the beneficial owner of 31,100 of the said ECI shares as a result of its serving as investment manager of certain institutional accounts. Fidelity International Limited (“FIL”) of 42 Crow Lane, Hamilton, Bermuda, was the beneficial owner, as of March 31, 2006, of 201,100 of the said ECI shares. Edward C. Johnson 3d and other members of his family are the predominate owners of, and may be deemed to form a controlling group of, FMR Corp. A partnership controlled predominantly by Mr. Johnson and other members of his family, or trusts for their benefit, own approximately 38% of the voting rights in FIL.

(8)
 The following are the names and direct holdings of the individuals and entities that comprise the Dovrat Entities: Shlomo Dovrat, chairman of our board of directors (112,000 shares); Aharon Dovrat, the father of Shlomo Dovrat (106,850 shares); Carmel Software Fund (Israel) L.P. (1,110,046 shares); Carmel Software Fund (Cayman) L.P. (1,370,639 shares); Carmel Software Fund (Delaware) L.P. (598,701 shares); Carmel Software Fund Gbr (98,565 shares); Carmel V.C. Ltd., acting for Siemens Venture Capital GmbH (197,130 shares) (the previous five entities being referred to as the “Carmel Funds”); D Partners (Israel) Limited Partnership (390,071 shares); and D Partners (BVI) L.P. (724,511 shares) (the previous two entities being referred to as the “D Partners”).

The stated aggregate holdings of the Dovrat Entities also includes (i) 329,040 ECI shares held by Ofer Ships (see footnote (6) above), in respect of which it has granted to Carmel V.C. Ltd. an option to purchase, expiring on December 5, 2009; and (ii) 313,995 stock options exercisable into ECI shares within sixty days, being the stock options issued to Carmel V.C. Ltd. pursuant to the provisions of an agreement dated December 17, 2002, entered into between us and Carmel V.C. Ltd. relating to the services of Shlomo Dovrat; but do not include the proposed grant of restricted shares to Shlomo Dovrat as proposed in Item 5 below. Percentage ownership is calculated in relation to above number of ECI shares issued and outstanding plus the said 313,995 stock options exercisable within sixty days.

In addition to the stated aggregate holdings of the Dovrat Entities, based upon reports received by us, two associates of the Dovrat Entities beneficially own ECI shares, as follows: Harel Beit-On (112,000 shares) and Avi Zeevi (24,947 shares).

Shlomo Dovrat, Harel Beit-On and Avi Zeevi are directors in, or shareholders of, various entities that are the general partners and investment managers or shareholders of the various Carmel Funds. Shlomo Dovrat and Aharon Dovrat, are directors and/or shareholders of various entities within, or affiliated with entities within, the Dovrat Entities, or which provide the Dovrat Entities or affiliates with investment advisory and related services. Shlomo Dovrat and Aharon Dovrat hold indirect interests in, and/or are directors of, the general partners of, D Partners. Due to the relationship between the parties that comprise the Dovrat Entities, such parties may be deemed to beneficially own shares that are held by certain of the other parties within the Dovrat Entities. Each such party disclaims beneficial ownership of the shares held by any other party within the Dovrat Entities.

(9)
Includes 2,401,769 stock options exercisable into ECI shares within sixty days and 173,871 unvested restricted shares (of which 16,942 shares vest within 60 days). Does not include any additional stock options exercisable into ECI shares within sixty days that may be granted pursuant to the adjustments proposed in Item 6 below, nor the proposed grant of restricted shares to certain of our directors as proposed in Items 1, 3 and 4 below. Excludes shares and rights to acquire shares held by Shlomo Dovrat and other entities in the Dovrat Entities (see footnote (8) above).

REMUNERATION AND STOCK OPTIONS

Set forth below is information regarding all cash and cash-equivalent forms of remuneration paid or expended by us for the fiscal year ended December 31, 2005 with respect to all persons who were at any time our directors and members of our senior management during 2005:

	Salaries, fees, directors’ fees, commissions and bonuses	Other benefits

All directors and members of our senior management as a group (consisting of 23 persons in 2005)	$3,160,000	$455,000

Apart from Mr. Doron Inbar, who served as our President and Chief Executive Officer until December 31, 2005, no member of our board of directors is, or was during 2005, an officer or an employee. We pay directors’ fees only to members of our board of directors who are not affiliated with our major shareholders, in such amounts as approved by our audit committee, board and shareholders. Although there are some variations as to the terms of compensation, generally all our independent directors currently receive, or will receive subject to the approval of the proposals set forth in Items 1 and 3 below, a basic annual directors fee of $50,000, plus a fee of $10,000 per annum for serving on committees other than the audit committee, as well as the annual issuance of restricted ECI shares having a value of $25,000. In addition, directors who serve in certain specific capacities are paid additional fees, namely members of our audit committee are paid an additional fee of $10,000 per annum for serving in such capacity, and our Senior Independent Director is paid an additional fee of $10,000 per annum.

All of our independent directors appointed prior to 2005 have also been awarded stock options, upon such terms as approved by our audit committee, board and shareholders.

In 2003, shareholders approved the terms of a service agreement with Carmel V.C. Ltd., dated December 17, 2002, relating to the services of one of our directors, Mr. Shlomo Dovrat, then vice chairman, and now chairman, of our board of directors. Mr. Dovrat shares control of Carmel V.C. Ltd., and Carmel V.C. Ltd. is entitled to the services of Mr. Dovrat. (See above under the caption “Ownership of ECI Shares” for details of entities controlled by, or affiliated to, Mr. Dovrat and their holdings of our shares.)  Mr. Dovrat agreed to devote a considerable amount of his time to us, including ongoing and comprehensive consulting regarding our affairs and the promotion of our business. Pursuant to the terms of this service agreement, Carmel V.C. Ltd. is making available to us the services of Mr. Dovrat in consideration of an annual management fee of $300,000, which commenced on January 1, 2003. In addition, Carmel V.C. Ltd. received the grant of stock options, initially for the purchase of 300,000 shares, at an exercise price of $2.21 per share, but increased to 313,995 shares at a reduced exercise price of $2.12 per share, as a result of the adjustments made to outstanding stock options in 2004, in connection with our previous distribution to our shareholders of shares in ECtel Ltd. See Item 5 below for proposals to grant additional stock options to Carmel V.C. Ltd. and to issue restricted shares to Shlomo Dovrat.

Subject to shareholders approval, we entered into a consultancy agreement in connection with services to be provided by Mr. Doron Inbar, who was appointed as a member of our board of directors with effect from January 1, 2006. The compensation payable under this agreement includes compensation for him serving as a director. See Item 4 below for details the agreement and a proposal to issue restricted shares to Doron Inbar.

The following table sets forth as to all our directors and members of our senior management as a group, including all persons who were at any time during the period indicated members of our board of directors or senior management, certain information (expressed in terms of our Ordinary Shares of NIS 0.12 nominal value) concerning (i) restricted shares issued and options granted by us between January 1, 2005 and December 31, 2005; (ii) options exercised between such dates; and (iii) options unexercised at December 31, 2005.

Restricted Shares Issued

Number of shares	141,562

Options Granted

Number of shares	500,000

Average option price per share	$8.72

Options Exercised

Number of shares	108,837

Average option price per share	$2.76

Options Unexercised*

Number of shares	3,126,334

Average option price per share	$9.53

* These figures do not include 313,995 options held by Carmel V.C. Ltd at an exercise price of $2.12 per share, granted to it pursuant to the service agreement relating to the services of Shlomo Dovrat.

PROPOSALS FOR THE ANNUAL GENERAL MEETING

ITEM 1 - ELECTION OF AN EXTERNAL DIRECTOR

Companies incorporated under the laws of Israel whose shares have been offered to the public inside or outside of Israel are required by Israel’s Companies Law 5759 - 1999 (the “Companies Law”) to appoint at least two “external directors”. To qualify as an external director, an individual may not have, and may not have had at any time during the previous two years, any affiliations with the company or its affiliates, as such terms are defined in the Companies Law. In addition, no individual may serve as an external director if the individual’s position or other activities create or may create a conflict of interest with his or her role as an external director. For a period of two years from termination of office, a former external director may not serve as a director or employee of the company or provide professional services to the company for consideration.

Pursuant to new provisions of the Companies Law, (i) at least one external director must have “accounting and financial expertise” and (ii) the other external directors must have “professional competence”, as such terms are defined in regulations issued under the Companies Law.

An external director must be elected by the shareholders. The term of office of an external director is three years and may be extended for an additional three years. All our other directors are elected annually.

Pursuant to the Companies Law, ECI must have an audit committee which must include all of the external directors. Each other committee of a company’s board of directors empowered with powers of the board of directors is required to include at least one external director.

The second and final term of office of Mr. Avner Naveh as an external director of ECI expires on September 19, 2006. Ms. Yocheved (Yochi) Dvir, who was re-elected as the other external director of ECI for a new term of three years from February 24, 2006, continues to serve the Company as an external director.

Pursuant to the recommendation of the nominations committee of our board of directors and with the approval of all our independent directors, our board of directors has resolved that shareholders be asked at the meeting to elect Dr. Michael J. Anghel as an external director of ECI for an initial term of three years. We have received a declaration from such nominee, confirming his qualifications under the Companies Law to be elected as an external director of ECI.

A brief biography of the nominee is set forth below:

Dr. Michael J. Anghel (67) has been directly involved in founding, managing and directing a variety of industrial, technology and financial enterprises since 1977. From 2004 to June 2005, Dr. Anghel assumed the position of President of Israel Discount Capital Markets & Investments Ltd., the investment banking arm of the Israel Discount Bank Ltd. From 2000 to 2004, he served as the Chairman of CAP Ventures, an operating venture capital company founded by him, and prior to then, from 1977, Dr. Anghel was with the Discount Investments Corporation Group, leading its activities in the communications and technology areas. He is currently a director of Partner Communications Co. Ltd., PowerDsine Ltd., Scopus Video Networks Ltd. and Syneron Medical Ltd. Prior to 1977, Dr. Anghel was a full-time member of the faculty of the Recanati Graduate School of Business Administration at Tel Aviv University. He currently serves as Chairman of the Board of the University’s Executive Program. Dr. Anghel holds a bachelors degree in economics from the Hebrew University of Jerusalem and an M.B.A. (finance) and a Ph.D. from Columbia University, New York.

Our board of directors has determined that Dr. Anghel meets the requirements of an "audit committee financial expert", as defined in the applicable regulations of the Securities and Exchange Commission (the “SEC”), as well as having professional competence, as required pursuant to the Companies Law. As at August 11, 2006, Dr. Anghel did not beneficially own any ECI shares.

The Companies Law provides that external directors are entitled to receive compensation and reimbursement of expenses pursuant to regulations promulgated thereunder. These regulations include a provision that a company may pay its external directors a fee that is not less than the minimum nor more than the average fee paid by it to “Other Directors”, as that term is defined in the regulations. Pursuant to these regulations, our independent directors (as indicated by footnote (5) to the table appearing in Item 2 below) constitute the “Other Directors” on our board of directors.

In addition to above fees, the regulations permit a company to grant securities to its external directors, provided it does so within the context a plan that also includes all the other directors that are not controlling shareholders, as well as officers. The securities granted to external directors should not be less than the minimum nor more than the average granted to the other directors.

Pursuant to the above regulations, our external directors may now be paid directors fees and receive other terms of compensation comparable to the fees and other compensation paid to our other independent directors. Accordingly, subject to Dr. Anghel’s election at the meeting, it is proposed that the compenastion payable to him be as follows:

•	A basic annual directors fee of $50,000;
•	An additional annual fee of $10,000 for membership on the audit committee of our board of directors;
•	An further annual fee of $10,000 for membership on other committees of our board of directors; and
•	An annual issuance of restricted ECI shares with a value of $25,000.

The issuance of the aforesaid restricted ECI shares will begin as soon a practicable after the meeting and thereafter, on or about the first trading day in the month of September in each subsequent year (each, an “Issuance Date”). The aforesaid number of ECI restricted shares to be issued annually will be equal to (x) $25,000 divided by (y) the fair market value of ECI shares on the Issuance Date, being the closing sale price per share of ECI shares on the trading day immediately preceding the Issuance Date, as reported by Nasdaq. Such restricted shares will vest over three years, in equal annual installments, such that, with respect to the first issuance, one third of the restricted shares will vest on September 1, 2007, one third of the restricted shares will vest on September 1, 2008, and the balance on September 1, 2009.

The restricted ECI shares will be issued pursuant to the ECI Telecom Ltd. Employee Restricted Share Incentive Plan 2005, with such variation in the terms of issuance as set forth above.

Under the Companies Law, the terms of compensation of our directors must be approved by our audit committee, board of directors and shareholders, in that order. Our audit committee and board of directors have approved the above proposed compensation to Dr. Anghel, subject to shareholders’ approval.

It is proposed that at the meeting the following resolution be adopted:

Proposal 1

“RESOLVED:

(i)	that Dr. Michael J. Anghel be, and hereby is, elected as an external director of ECI for a term of three years; and

(ii)
that Dr. Michael J. Anghel receive directors compensation, including the annual issuance of restricted ECI shares, as described in Item 1 of the Proxy Statement relating to ECI’s 2006 Annual General Meeting.”

Approval of the above resolution will require the affirmative vote of a majority of shares present at the meeting, in person or by proxy, and voting on the resolution, provided that: (i) the shares voting in favor include at least one-third of the shares voted by shareholders who are not controlling shareholders; or (ii) the total number of shares voted against by shareholders who are not controlling shareholders does not exceed one percent of the total voting rights in ECI. The ECI shares held by the Koor and IDB groups are deemed to be held by controlling shareholders. (For further details, see above under the caption “Ownership of ECI Shares”).

The board of directors recommends a vote FOR approval of this proposed resolution.

ITEM 2 - ELECTION OF ELEVEN OTHER DIRECTORS

We currently have a board of thirteen directors. Two of these directors are external directors and are elected for a three-year term of office (see Item 1 above). The remaining eleven directors are elected annually.

Pursuant to the recommendations of the nominations committee of our board of directors and with the approval of all our independent directors, our board of directors has resolved to present eleven nominees for election as directors (other than external directors) at the Annual General Meeting, ten of whom are current members of our board of directors. Each elected nominee will hold office until the next annual general meeting, unless his office is earlier vacated under the provisions of our Articles of Association or applicable law.

Following the election of the directors nominated at the Annual General Meeting, the board of directors of ECI will continue to comprise a total of thirteen directors. The maximum number of directors of ECI, as last fixed by a decision of our shareholders, is fifteen. It is therefore intended that two vacancies will exist on the board of directors following the Annual General Meeting. Under our Articles of Association, the board of directors will be entitled to fill the vacancies existing on the board following the meeting and any other vacancies that should subsequently occur (other than in respect of external directors), until the next annual general meeting.

We are not aware of any reason why any of the nominees, if elected, should be unable to serve as a director. We do not have any understanding or agreement with respect to the future election of any of the nominees named.

The shares of ECI do not have cumulative voting rights for the election of directors, which means that, subject to the special requirements regarding voting for the election of external directors (see Item 1 above), the holders of shares conferring more than 50% of the voting power present in person or by proxy, and voting for the election of directors at a general meeting of shareholders, have the power to elect all the directors, to the exclusion of the remaining shareholders.

The nominees, their present principal occupation or employment, age, the month in which each first became a member of our board of directors and the number of ECI shares beneficially owned by each as at August 11, 2006, are set forth below:

Name (1)	Principal Occupation or Employment	Age	Director Since	Number of ECI Shares Beneficially Owned
Shlomo Dovrat	Chairman of the Board of ECI; Founder and General Partner, Carmel Software Funds and Carmel Ventures (2) L.P.	47	February 2002	112,000	(2)
Raanan Cohen	Chief Executive Officer, Koor Industries Ltd.(3); Vice President, Discount Investment Corporation Ltd. (4)	38	--	--
Eyal Desheh (5)	Executive Vice President and Chief Financial Officer, Check Point Software Technologies Ltd.	54	December 2005	2,000
Craig Ehrlich (5)	Chairman, GSM Association	51	February 2005	6,508	(6)
Avraham Fischer	Executive Vice President, IDB Holding Corporation Ltd.; Deputy Chairman, IDB Development Corporation Ltd.; Co-Chief Executive Officer, Clal Industries & Investments Ltd. (7)	49	February 2005	--
Colin R. Green (5)	Former Group Commercial Director and Secretary, British Telecommunications plc	57	May 2002	81,546	(8)
Doron Inbar	Former President and Chief Executive Officer, ECI Telecom Ltd.	56	January 2006	1,338,201	(9)
Jonathan B. Kolber	Chairman of the Board, Koor Industries Ltd. (3)	44	January 1990	1,542,198	(10)
Niel Ransom (5)	Former Chief Technology Officer, Alcatel	57	May 2006	--
Casimir Skrzypczak (5)	Former Senior Vice President - Customer Advocacy at Cisco Systems, Inc.	65	July 2002	46,508	(11)
Gerd Tenzer (5)	Former Deputy Chairman of the Board of Management, Deutsche Telekom AG.	63	August 2003	52,452	(12)

(1)	For details of membership of the various committees of the board, see below under the captions “Audit Committee, Expertise and Independent Directors” and “Other Committees of the Board”.
(2)
Refers solely to shares held directly by Mr. Dovrat. Mr. Dovrat is one of the Dovrat Entities. For details of shares and rights to acquire shares held the Dovrat Entities, see above under the caption “Ownership of ECI Shares”. Mr. Dovrat may be deemed to beneficially own additional shares or rights to acquire shares held by other entities within the Dovrat Entities, but disclaims beneficial ownership of such additional shares or rights to acquire shares.

(3)
Koor Industries Ltd. is the parent company of M.A.G.M. Chemistry Holdings Ltd., our largest shareholder. For details of shareholdings by major shareholders and of the agreement between Koor and Clal Electronics Industries Ltd. containing provisions relating to the election of directors, see above under the caption “Ownership of ECI Shares”.

(4)	Discount Investments Corporation Ltd., Koor’s largest shareholder, is controlled by IDB Development Corporation Ltd. and its parent company, IDB Holding Corporation Ltd. See footnote (7) below.
(5)	Independent directors, as prescribed by Nasdaq and determined by our board of directors. Our board of directors has also determined our external directors to be independent directors.
(6)	Includes 5,334 unvested restricted shares.
(7)
IDB Holding Corporation Ltd., IDB Development Corporation Ltd. and Clal Industries & Investments Ltd. are parent companies of Clal Electronics Industries Ltd., one of our major shareholders. For details of shareholdings by major shareholders and of the agreement between Koor Industries Ltd. and Clal Electronics Industries Ltd. containing provisions relating to the election of directors, see above under the caption “Ownership of ECI Shares”.

(8)	Includes 68,916 stock options exercisable into ECI shares within 60 days of August 11, 2006.
(9)
Includes 1,335,947 stock options exercisable into ECI shares within 60 days of August 11, 2006. All stock options held by Mr. Inbar were granted during the period of his employment as an officer of ECI.

(10)
Comprises 100,000 shares held by an Israeli company wholly owned by Mr. Kolber and 1,442,198 shares held by a trustee for the Kolber Trust, of which Mr. Kolber is a discretionary beneficiary. The said holdings together aggregate to 1.3% of our outstanding shares.

(11)	Includes 5,113 unvested restricted shares and 40,354 stock options exercisable into ECI shares within 60 days of August 11, 2006.
(12)	Represents stock options exercisable into ECI shares within 60 days of August 11, 2006.

Shlomo Dovrat was elected Chairman of ECI’s board of directors in May 2003, having served as Vice Chairman of the board since February 2002. He is a founding partner in several high-tech venture capital funds including Carmel Software Fund. Mr. Dovrat was the founder of Tecnomatix Technologies Ltd. and served as its Chief Executive Officer and President from its inception in 1983 until 1996. He also served as President and Chief Executive Officer of Oshap Technologies Ltd. from 1983 until its sale to Sungard Data Systems Inc. in 1999.

Raanan Cohen was appointed Chief Executive Officer of Koor in July 2006. He is also Vice President of Discount Investments Corporation Ltd. (“DIC”), having served in such position since August 2001 and was previously Executive Assistant to the Chief Executive Officer of DIC from 1999. Mr. Cohen also served as Interim President and Chief Executive Officer of Scailex Corporation Ltd. (formerly Scitex) from 2004 to July 2006. Prior to joining DIC, he was an associate with McKinsey & Company, Inc. in London from 1997. Mr. Cohen is a lawyer, admitted to the Israel Bar, and from 1994 to 1995 he served as an attorney with S. Horowitz & Co., an Israeli law firm. He is a director of a number of companies in the IDB group, including Cellcom Israel Ltd. and Property & Building Corporation Ltd. Mr. Cohen holds bachelors degrees in law and in economics from Tel Aviv University and a masters degree in management from J.L. Kellogg Graduate School of Management, Northwestern University, Evanston, Illinois.

Eyal Desheh is the Executive Vice President and Chief Financial Officer of Check Point Software Technologies Ltd. Prior to joining Check Point as Chief Financial Officer in May 2000, Mr. Desheh served as Corporate Vice President and Chief Financial Officer of Scitex from 1996. Prior to that he held numerous other finance management and business development roles, including Vice President of Business Development and Strategy at Bezeq The Israeli Telecommunications Corp. Ltd., Deputy Chief Financial Officer of Teva Pharmaceuticals Ltd., President of H.L. Financial Services Ltd. and Vice President of Bank Hapoalim, New York. Mr. Desheh holds a bachelors degree in economics and a masters degree in business administration, both from the Hebrew University of Jerusalem.

Craig Ehrlich has served as Chairman of the GSM Association, or “GSMA”, since January 2003. GSMA is the leading representative body for the world’s wireless network operators. From 1996 until mid-2003, Mr. Ehrlich was Group Managing Director of SUNDAY Communications Limited, a Hong Kong mobile phone company he launched in 1996. During the period from 1993 to 1996, he established several companies that were involved in the introduction of cable television and paging services. From 1987 to 1992, Mr. Ehrlich held various senior executive positions with companies in the Hutchison Group. He is currently a member of the boards of directors of Hutchison Mobile Communications Ltd. (a wholly owned subsidiary of Hutchison Whampoa Ltd.), Roamware, Inc. (a California-based wireless applications company) and Philweb Corporation and ISM Communications Corporation (both based in the Philippines), and is an advisory board member of PGP Corporation (based in California). He holds a bachelors degree in Political Science from the University of California, Los Angeles, a masters degree in urban studies from Occidental College, Los Angeles and a postgraduate fellowship from the Coro Foundation.

Avraham (Avi) Fischer is the Executive Vice President of IDB Holding Corporation Ltd., the Deputy Chairman of IDB Development Corporation Ltd. and Co-Chief Executive Officer of Clal Industries & Investments Ltd. In addition, he is a partner of the law firm of Fischer Behar Chen Well Orion & Co., of Tel Aviv, Israel. Mr. Fischer is also the co-founder and Vice-Chairman of Ganden Holdings Ltd. and the co-founder and Co-Chairman of Ganden Tourism and Aviation Ltd. He serves as a member of the board of directors of IDB Development Corporation Ltd., Discount Investment Corporation Ltd., Elron Electronic Industries Ltd., American Israeli Paper Mills Ltd., Vyyo Inc. and other, privately held, corporations. Mr. Fischer is one of the founders and a member of the board of "Matan - Your Way to Give", a non-profit organization. He holds a law degree from Tel Aviv University, and is a member of the Israel Bar Association.

Colin R. Green held various senior executive positions with British Telecommunications plc, or “BT”, until his retirement in April 2002, including Group Commercial Director and Secretary from 1999 to 2002, Secretary and Chief Legal Advisor from 1994 to 1999, Chief Legal Advisor from 1989 to 1994, and Director, Commercial Legal Department from 1985 to 1989. He was responsible for the legal aspects of BT’s public offerings in the United Kingdom and abroad between 1984 and 1993 and subsequently handled all BT’s major acquisitions and dispositions in the United Kingdom and the United States. Mr. Green served as a director of a number of BT subsidiaries and joint ventures, was Chairman of BT’s Spanish subsidiary and was a member of BT’s Executive Committee from 1996 to 2002. He is Chairman of the Hermes Group Pension Fund and Green Aid, a trustee of Nightingale House and an advisor to a number of Israeli high technology companies. Mr. Green holds a bachelors degree in law from the London School of Economics and is admitted as a solicitor in England and Wales.

Doron Inbar stepped down as President and Chief Executive Officer of ECI on December 31, 2005, having served as President from November 1999 and Chief Executive Officer from February 2000. Mr. Inbar joined ECI in 1983 and during his first eleven years with ECI, he served in various positions at its wholly-owned U.S. subsidiary, ECI Telecom, Inc., including Executive Vice President and General Manager. In July 1994, Mr. Inbar returned to Israel to become Vice President, Corporate Budget, Control and Subsidiaries. In June 1996, Mr. Inbar was appointed Senior Vice President and Chief Financial Officer, and he became Executive Vice President in January 1999. He holds a bachelors degree in economics and business administration from Bar-Ilan University, Israel.

Jonathan B. Kolber was appointed Chairman of the Board of Koor in July 2006, having served as the Chief Executive Officer of Koor from 1998 until July 2006. He was Vice Chairman of Koor from 1998 until March 2003 and was Chairman of our board from 1997 until January 2002. Mr. Kolber was associated with Cemp Investments from 1985 to 1987 and was a Vice President of Claridge Inc. from 1986 to 1990. He also serves as a director of a number of Israeli companies, including Makhteshim-Agan Industries Ltd., Sheraton Moriah (Israel) Ltd., Telrad Networks Ltd., Elbit Systems Ltd. and Epsilon Investment House Ltd. Mr. Kolber holds a bachelors degree in Near Eastern languages and civilizations from Harvard University and a certificate in advanced Arabic from the American University of Cairo.

Dr. Niel Ransom served, until July 2005, in various senior managerial positions at Alcatel, most recently as its worldwide Chief Technology Officer from February 2002, as well as being a member of its executive committee from January 2003. His responsibilities included managing corporate and product strategy, corporate research, R&D investments and M&A strategy. His previous positions with Alcatel, which he joined in 1997, included managing the access and metro optical business in the United States. Prior to joining Alcatel, Dr. Ransom served as Senior Director for the Advanced Technology Systems Engineering Center of BellSouth, responsible for expanding its offerings into PCS wireless, IP, video entertainment, and advanced intelligent networks. He started his career at Bell Labs. Dr. Ransom currently serves on the board of Teknovus Inc., a semiconductor provider of EPON solutions, and Overture Networks Inc., a developer of converged packet access platforms. He holds a Ph.D. in electrical engineering from the University of Notre Dame, BSEE and MSEE degrees from Old Dominion University and an Executive MBA from the University of Chicago.

Casimir Skrzypczak is a director of companies and was Senior Vice President - Customer Advocacy at Cisco Systems, Inc., from 1999 until 2001, responsible for deployment and support services to service providers worldwide. Prior thereto, Mr. Skrzypczak was Group President Professional Services, Telcordia Technologies, Inc. (formerly BellCore) from 1997, following its sale to Science Applications International Corporation. Prior to 1997, he filled various senior executive positions with a number of major corporations, including Nynex Corporation, Bell Communications Research, Inc., Western Electric, AT&T and New York Telephone Company. Mr. Skrzypczak has served as a director of a variety of companies and is currently a member of the boards of directors of JDS Uniphase Corporation, WebEx Communications, Inc., Somera Communications, Inc. and Sirenza Microdevices, Inc., as well as several private companies. He holds a bachelors degree in mechanical engineering from the Villanova University, Pennsylvania and a masters degree in operations research from Hofstra University.

Gerd Tenzer is a former Deputy Chairman of the Board of Management of Deutsche Telekom AG. From December 2002 until the end of 2004, he served as the special representative to the Chairman of the Board of Management of Deutsche Telekom for competition and telecommunications policy. Mr. Tenzer joined the Management Board of Deutsche Telekom in 1990 with responsibilities for, among other things, networks, purchasing, and broadband cable. Prior to joining Deutsche Telekom, he worked at the German Federal Ministry of Posts and, for ten years, headed the Ministry’s Telecommunications-Policy section. Mr. Tenzer is currently Chairman of the Board of EUTEX European Telco Exchange AG, Germany, a member of the Board of SES GLOBAL SA, a Luxembourg-based satellite company, and a member of the Board of Sutter GmbH, Germany. He holds a bachelors degree in telecommunications and a degree of Diplom-Ingenieur, both from the Technical University in Aachen.

There are no family relationships among any of our directors and members of senior management.

Audit Committee, Expertise and Independent Directors

The Companies Law and Nasdaq rules require the appointment by our board of directors of an audit committee. Under the Companies Law, an audit committee must consist of at least three members, and include all of the company’s external directors. The chairman of the board of directors, any director employed by the company or providing services to the company on a regular basis, any controlling shareholder or any relative of a controlling shareholder may not be members of the audit committee.

Under new provisions of the Companies Law, (i) at least one external director must have accounting and financial expertise and (ii) the other external directors must have professional competence, as such terms are defined in regulations issued pursuant to the Companies Law. Under the Nasdaq rules, each member of our audit committee must be financially literate and at least one of the members must be designated as a financial expert having accounting or related financial management expertise. Our board of directors has determined that Ms. Yochi Dvir has the accounting and financial expertise required pursuant to the Companies Law and has also designated her as our audit committee financial expert pursuant to the Nasdaq rules.

Furthermore, under the new provisions of the Companies Law, our board of directors must include a director or directors with accounting and financial expertise, as aforesaid, who are not external directors, the minimum number of such directors to be determined by the board of directors. Our board of directors has determined that at least one member of our board of directors, in addition to the external director or directors, must have such expertise, and that Mr. Eyal Desheh qualifies as such.

Currently our audit committee is comprised of Ms. Dvir (chairperson) and Messrs. Desheh, Green, Naveh and Skrzypczak.

The Nasdaq rules also impose independence requirements on each member of the audit committee, as well as well as a majority of our board of directors. In principle, our independent directors meet four times each year in a forum to discuss issues of concern to them and to designate a Senior Independent Director. Furthermore, pursuant to Nasdaq requirements, such forum also approves compensation for our chief executive officer and other members of senior management, and approves recommendations to our board of directors regarding the appointment of new directors and the slate of directors to be proposed to the shareholders. The Senior Independent Director currently Mr. Colin Green, represents the independent directors, when necessary, to ensure that they receive appropriate and timely information and any other facilities to enable them to discharge their duties, and that they are consulted when appropriate.

Other Committees of the Board

Our Articles of Association provide that our board of directors may delegate its powers to committees of the board, subject to limitations and restrictions imposed from time to time by the board, and by the Companies Law, which stipulates that certain powers cannot be delegated. In addition to the audit committee, our board has appointed the following committees (which, if empowered with powers of the board of directors, are required by the Companies Law to include at least one external director):

•  The Executive Committee, which is comprised of Mr. Kolber (chairman) and Messrs. Dovrat, Fischer, Green and Naveh.

•  The Remuneration Committee, which is comprised of Mr. Kolber (chairman), Ms. Dvir and Messrs. Dovrat, Naveh and Skrzypczak.

•  The Nominations Committee (empowered only to make recommendations to the board of directors), which is comprised of Mr. Dovrat (chairman) and Messrs. Fischer, Green, Inbar, Kolber and Tenzer.

•  The Financial Investments Committee, which is comprised of Ms. Dvir (chairperson) and Messrs. Desheh, Fischer and Kolber

•  The Strategic Committee, which is comprised of Messrs. Inbar (chairman), Dovrat, Ehrlich, Ransom, Skrzypczak and Tenzer.

•  The Supply Chain Committee, which is comprised of Messrs. Biran, Desheh, Dovrat and Tenzer.

Alternate Directors

Directors may appoint alternate directors in their stead, but an external director may appoint an alternate director only in very limited circumstances. To qualify as an alternate director, a person must be qualified to serve as a director but cannot be a director of the company or an alternate director of another director of the company. Notwithstanding the foregoing, a director may serve as an alternate director on any committee of the board of directors of which he or she is not already a member. The appointment of an alternate director may be general (for an indefinite period and for all purposes) or may be limited to a specific period of time or restricted to a specific meeting or board action. At present, there are no general appointments of alternate directors. However, members of our board may, from time to time, appoint alternate directors for a specific meeting or board action.

It is proposed that at the meeting the following resolution be adopted (with respect to each nominee):

Proposal 2

“RESOLVED, that each of the nominees named in Item 2 of the Proxy Statement relating to ECI’s 2006 Annual General Meeting be, and each hereby is, elected as a director of ECI to hold office until the next annual general meeting.”

Shareholders may vote for or against, or may abstain from voting, in connection with the election of each of the said nominees. The affirmative vote of a majority of the shares present at the meeting, in person or by proxy, and voting thereon, is required to elect each of the said nominees as directors.

Our board of directors recommends a vote FOR the election of each of the said nominees.

ITEM 3 - COMPENSATION FOR CERTAIN DIRECTORS

Under the Companies Law, the terms of compensation of our directors must be approved by our audit committee, board of directors and shareholders, in that order. Our audit committee and board of directors have, subject to shareholders’ approval, approved the terms of compensation for certain of our directors, as proposed below in this Item 3. None of the said directors are affiliated with our Major Shareholders.

The proposed terms of compensation includes the annual issuance of restricted ECI shares to such directors. These will be issued pursuant to the ECI Telecom Ltd. Employee Restricted Share Incentive Plan 2005, with such variation in the terms of issuance as set forth below. In each case, the number of restricted ECI shares to be issued annually to the director will be equal to (x) the stated value of such restricted shares (in each instance $25,000) divided by (y) the fair market value of ECI shares on the Issuance Date (which is defined below), being the closing sale price per share of ECI shares on the trading day immediately preceding the Issuance Date, as reported by Nasdaq.

Yocheved (Yochi) Dvir

Ms. Dvir was elected as one of our external directors in February 2003 for a term of three years, and has been elected for a second three-year term of office, expiring in February 2009. Ms. Dvir serves as Chairperson of our audit committees and is a member of several other committees of our board of directors.

As discussed in Item 1 above, the compensation payable to external directors is regulated pursuant to regulations promulgated under the Companies Law. Ms. Dvir is currently paid an annual directors fee of approximately $23,000 and a fee for particating in meetings of up to approximately $700 per meeting. Ms. Dvir was also granted stock options, as approved by shareholders, upon her election as an external director in 2003.

Subject to the election of Dr. Anghel as an external director of ECI (see Item 1 above) and the approval of his terms of compensation, we are now permitted to increase the fees and other compensation payable to Ms. Dvir to the same level as that proposed for Dr. Angel, which is comparable to the fees and other compensation paid to our other independent directors. It is now proposed that Ms. Dvir be paid identical fees and receive other terms of compensation (including the annual issuance of restricted ECI shares) to those proposed for Dr. Anghel, as set forth in Item 1 above, with effect from the date of the meeting.

Eyal Desheh

Mr. Desheh was appointed to our board of directors in December 2005. His service agreement is for a term of three years from his appointment, subject to his annual re-election by shareholders. The agreement provides for the payment to Mr. Desheh of a basic annual directors fee of $50,000, together with an annual fee of $10,000 for membership of the audit committee of our board of directors plus an annual fee of $10,000 for membership of other committees. In addition, Mr. Desheh will be issued annually with restricted ECI shares in the value of $25,000, beginning with issuance of such shares as soon a practicable after the meeting and thereafter, on the first trading day in the month of December in each year, commencing December 2006 (each, an “Issuance Date”). Such restricted shares will vest as follows, in equal installments, such that, with respect to the first issuance, one third of the restricted shares will vest on December 1, 2006, one third of the restricted shares will vest on December 1, 2007, and the balance on December 1, 2008

Colin Green

Mr. Green was appointed to our board of directors in May 2002 and his director’s service agreement, which was initially for a term of two years, was renewed upon identical terms, for an additional two years in 2004, subject to Mr. Green’s annual re-election by shareholders. The agreement provided for the payment to Mr. Green of a basic annual directors fee of $60,000, of which $10,000 was to be paid by of the issue to Mr. Green of ECI shares. In addition, Mr. Green receives an annual fee of $10,000 for membership on the audit committee and a further annual fee of $10,000 for serving as the Senior Independent Director. Mr. Green was also granted stock options, as approved by shareholders.

It is now proposed that Mr. Green’s director’s service agreement be renewed, initially for an additional year, to March 31, 2007. The agreement provides for the payment to Mr. Green of an annual cash directors fee of $50,000, together with an annual fee of $10,000 for membership of committees of our board of directors, other than the audit committee. Mr. Green will also continue to receive additional annual fees of $10,000 for membership on the audit committee and $10,000 for serving as the Senior Independent Director. In addition, Mr. Green will be issued annually with restricted ECI shares in the value of $25,000, beginning with issuance of such shares as soon a practicable after the meeting and thereafter on the first trading day in the month of March in each year, commencing March 2007 (each, the “Issuance Date”). Such restricted shares will vest as follows, in equal annual installments, such that, with respect to the first issuance, one half of the restricted shares will vest on March 1, 2007, and the balance on March 1, 2008.

Niel Ransom

Dr. Ransom was appointed to our board of directors in May 2006. His service agreement is for a term of two years from his appointment, subject to his annual re-election by shareholders. The agreement provides for the payment to Dr. Ransom of an annual directors fee of $50,000, together with an annual fee of $10,000 for membership of committees of our board of directors. Dr. Ransom will be issued annually with restricted ECI shares in the value of $25,000, beginning with issuance of such shares as soon a practicable after the meeting and thereafter, on the first trading day in May 2007 (each, an “Issuance Date”). Such restricted shares will vest as follows, in equal annual installments, such that, with respect to the first issuance, one half of the restricted shares will vest on May 1, 2007, and the balance on May 1, 2008

Gerd Tenzer

Mr. Tenzer was appointed to our board of directors in August 2003 and his director’s service agreement has been renewed until the ECI’s 2007 Annual General Meeting, subject to his re-election by shareholders. The agreement, as amended in 2005, provided for the payment to Mr. Tenzer of an annual directors fee of $50,000, together with an annual fee of $10,000 for membership of committees of our board of directors. Mr. Tenzer was also granted stock options, as approved by shareholders.

It is now proposed that Mr. Tenzer be issued annually with restricted ECI shares in the value of $25,000, beginning with issuance of such shares as soon a practicable after the meeting and thereafter on the first trading day in the month of March in each year, commencing March 2007 (each, the “Issuance Date”). Such restricted shares will vest as follows, in equal annual installments, such that, with respect to the first issuance, one half of the restricted shares will vest on March 1, 2007, and the balance on March 1, 2008.

It is proposed that at the meeting the following resolutions be adopted:

Proposal 3a.

“RESOLVED that, with effect from the date of the meeting, the directors fees and other terms of compensation payable to Ms. Yocheved Dvir, an external director of ECI, be identical to that proposed for Dr. Anghel, as set forth in Item 1 of the Proxy Statement relating to ECI’s 2006 Annual General Meeting, including the annual issuance to Ms. Dvir of restricted ECI shares in the value of $25,000. This resolution is subject to prior adoption of the resolution to elect Dr. Anghel as an external director of ECI and approve his compensation, as proposed in Item 1 of this Proxy Statement.”

Proposal 3b.

“RESOLVED:

(a)
that the director’s service agreement between ECI and Mr. Eyal Desheh, as described, with respect to Mr. Desheh, in Item 3 of the Proxy Statement relating to ECI’s 2006 Annual General Meeting, including the issuance to Mr. Desheh of restricted ECI shares, be, and the same hereby is, approved; provided that ECI may adjust such terms of compensation if such adjustments do not materially increase the obligations of ECI and are approved by the Audit Committee and Board of Directors of ECI; and

(b)
that subsequent renewal of the service agreement between ECI and Mr. Desheh, as may be approved, from time to time, by the audit committee and the board of directors upon similar terms, be, and the same hereby is, approved.”

Proposal 3c.

“RESOLVED:

(a)
that the renewal of the director’s service agreement between ECI and Mr. Colin Green, and the terms of compensation for Mr. Green, as described, with respect to Mr. Green, in Item 3 of the Proxy Statement relating to ECI’s 2006 Annual General Meeting, including the issuance to Mr. Green of restricted ECI Shares, be, and the same hereby is, approved, provided that ECI may adjust such terms of compensation if such adjustments do not materially increase the obligations of ECI and are approved by the audit committee and board of directors of ECI; and

(b)
that subsequent renewal of the service agreement between ECI and Mr. Green, as may be approved, from time to time, by the audit committee and the board of directors upon similar terms, be, and the same hereby is, approved.”

Proposal 3d.

“RESOLVED:

(a)
that the director’s service agreement between ECI and Dr. Niel Ransom, as described, with respect to Dr. Ransom, in Item 3 of the Proxy Statement relating to ECI’s 2006 Annual General Meeting, including the issuance to Dr. Ransom of restricted ECI shares, be, and the same hereby is, approved; provided that ECI may adjust such terms of compensation if such adjustments do not materially increase the obligations of ECI and are approved by the Audit Committee and Board of Directors of ECI; and

(b)
that subsequent renewal of the service agreement between ECI and Dr. Ransom, as may be approved, from time to time, by the audit committee and the board of directors upon similar terms, be, and the same hereby is, approved.”

Proposal 3e.

“RESOLVED that the issuance to Mr. Gerd Tenzer, a director of ECI, of restricted ECI shares in the value of $25,000, as described, with respect to Mr. Tenzer, in Item 3 of the Proxy Statement relating to ECI’s 2006 Annual General Meeting, be, and the same hereby is, approved.”

Approval of these proposals will require the affirmative vote of a simple majority of the shares present, in person or by proxy, and voting on the matters.

Our board of directors recommends a vote FOR approval of these proposed resolutions.

ITEM 4 - APPROVAL OF A CONSULTACY AGREEMENT WITH RELATING TO
THE SERVICES OF DORON INBAR, A DIRECTOR OF THE COMPANY,
AND THE ISSUE TO MR. INBAR OF RESTRICTED SHARES

Under the Companies Law, a transaction between ECI and a third party in which a director of ECI has an interest, as well as the terms of compensation of a director of ECI, must be approved by our audit committee, board of directors and shareholders, in that order, unless such transaction is in the ordinary course of business.

In May 2006, following approval by our audit committee, our board of directors approved a consultancy agreement (the “Agreement”) with DAI Management Consulting and Investment in High Tech Ltd. (“DAI”), relating to the services of Doron Inbar. Mr. Inbar is one of our directors and Chairman of the strategy committee of our board of directors. He was, until December 31, 2005, the President and Chief Executive Officer of ECI. DAI is an Israeli company wholly-owned by Mr. Inbar, and is entitled to his services.

Under the terms of the Agreement, entered into as of January 1, 2006, DAI will make available to ECI the services of Mr. Inbar, provide certain ongoing and comprehensive consulting services, to be performed exclusively by Mr. Inbar, as specified in the Agreement. In addition, Mr. Inbar shall have the duties and responsibilities customarily performed by a member of the board of directors and chairman of the strategy committee. Mr. Inbar shall devote an average of two days per week to the performance of these services.

In consideration of the services to be performed under the Agreement, ECI will pay DAI $2,500 per day. In addition, should our Chief Executive Officer become entitled to a bonus with respect to M&A activities during the term of the Agreement, DAI shall receive a one-time payment in the amount of that bonus.

The foregoing in merely a summary of certain of the terms of the Agreement, and reference should be made to the full text of the Agreement, which is set forth in Appendix A hereto.

Subject to shareholders approval, and following approval by our remunerations committee, our audit committee and our board of directors have also approved the issuance to Mr. Inbar, or his designee, of 21,230 restricted ECI shares, pursuant to the ECI Telecom Ltd. Employee Restricted Share Incentive Plan 2005. Such restricted shares will vest as follows: 50% of the restricted shares will vest immediately following approval at the meeting, 25% will vest on September 30, 2006, and the balance on December 31, 2006.

It is proposed that at the meeting the following resolutions be adopted:

Proposal 4a

“RESOLVED that the service consultancy agreement between ECI and DAI Management Consulting and Investment in High Tech Ltd., relating to the services of Mr. Doron Inbar, as approved by the audit committee and board of directors of ECI, be, and it hereby is, approved.”

Proposal 4b

“RESOLVED that the issuance to Mr. Doron Inbar, or his designee, of 21,230 restricted ECI shares, as described in Item 4 of the Proxy Statement relating to ECI’s 2006 Annual General Meeting, be, and the same hereby is, approved.”

Approval of these proposals will require the affirmative vote of a simple majority of the shares present, in person or by proxy, and voting on the matters.

The Board of Directors recommends a vote FOR approval of the proposed resolution.

ITEM 5 - APPROVAL OF THE GRANT OF STOCK OPTIONS TO CARMEL V.C. LTD.
RELATING TO THE SERVICES OF SHLOMO DOVRAT, CHAIRMAN OF OUR BOARD OF
DIRECTOR, AND THE ISSUE OF RESTRICTED SHARES TO MR. DOVRAT

Under the Companies Law, the terms of compensation of our directors and a transaction between ECI and a third party in which one of our director has an interest, must be approved by our audit committee, board of directors and shareholders, in that order, unless such transaction is in the ordinary course of business.

In February 2003, following approval by our audit committee and board of directors, our shareholders approved the terms of a service agreement with Carmel V.C. relating to the services of one of our directors, Mr. Shlomo Dovrat, then vice chairman, and now chairman, of our board of directors. Mr. Dovrat shares control of Carmel V.C. Ltd., and Carmel V.C. Ltd. is entitled to the services of Mr. Dovrat. Mr. Dovrat agreed to devote a considerable amount of his time to us, including ongoing and comprehensive consulting regarding our affairs and the promotion of our business. Pursuant to the terms of this service agreement, Carmel V.C. Ltd. is making available to us the services of Mr. Dovrat in consideration of an annual management fee of $300,000, which commenced on January 1, 2003. In addition, Carmel V.C. Ltd. received the grant of stock options, initially for the purchase of 300,000 shares, at an exercise price of $2.21 per share, but increased to 313,995 shares at a reduced exercise price of $2.12 per share, as a result of the adjustments made to outstanding stock options in 2004, in connection with our previous distribution to our shareholders of shares in ECtel Ltd.

In July 2006, subject to shareholders’ approval, our audit committee and board of directors approved the grant to Carmel V.C. Ltd. of stock options to purchase a further 100,000 ECI shares, in recognition of the exceptional contribution made by Mr. Dovrat to ECI in 2005. The exercise price per share of these options will be the closing market price of our shares, as reported by the Nasdaq National Market, on the day of the meeting, and the options will become exercisable one year from the date of the meeting, provided Mr. Dovrat is still serving as chairman of our board of directors. The options will be granted under the ECI Telecom Ltd. Employee Share Incentive Plan 2002.

Subject to shareholders approval, and following approval by our remunerations committee, our audit committee and our board of directors have also approved the issuance to Mr. Dovrat, or his designee, of 17,675 restricted ECI shares, pursuant to the ECI Telecom Ltd. Employee Restricted Share Incentive Plan 2005. Such restricted shares will vest as follows: 50% of the restricted shares will vest immediately following approval at the meeting, 25% will vest on September 30, 2006, and the balance on December 31, 2006.

It is proposed that at the meeting the following resolutions be adopted:

Proposal 5a

“RESOLVED that the grant of a further 100,000 ECI stock options to Carmel V.C. Ltd., upon the terms approved by the audit committee and board of directors of ECI, be, and it hereby is, approved.”

Proposal 5b

“RESOLVED that the issuance to Mr. Shlomo Dovrat, or his designee, of 17,625 restricted ECI shares, as described in Item 5 of the Proxy Statement relating to ECI’s 2006 Annual General Meeting, be, and the same hereby is, approved.”

Approval of these proposals will require the affirmative vote of a simple majority of the shares present, in person or by proxy, and voting on the matters.

The Board of Directors recommends a vote FOR approval of the proposed resolution.

ITEM 6 - APPROVAL OF ADJUSTMENTS TO TERMS OF STOCK OPTION AWARDS AS A
RESULT OF OUR DISTRIBUTION OF SHARES IN ECTEL LTD.

On July 11, 2006, the remaining 2,890,325 shares held by us in ECtel Ltd. (representing 15.9% of ECtel’s shares) were distributed to our shareholders. Each of our shareholders received 0.024888 shares of ECtel Ltd. for every ECI share held by them (subject to 20% withholding of Israel income tax, where applicable).

On June 26, 2004, immediately prior to the ex-dividend date for the distribution of the ECtel shares, the closing market price of ECI’s shares as reported by the Nasdaq National Market, was $8.09 per share. As a result the proposed distribution, the closing market price was adjusted to $7.99 per share (to the nearest whole cent), a reduction of $0.10 per share.

In order to preserve the intrinsic value of outstanding stock options under our stock option plans in the light of our distribution of shares in ECtel, it is proposed to adjust the price or, in the case of stock options at a zero exercise price, the number of such stock options. Set forth below are the main provisions of the proposed adjustments, which, following approval by the remuneration committee of our board of directors, have been approved by the audit committee and board of directors, subject to shareholders’ approval. These provisions will apply to all ECI stock options granted prior to June 29, 2006 and outstanding as at the date of shareholders’ approval.

•
The exercise price of all outstanding ECI stock options, other than those granted at zero exercise price, will be reduced by $0.10 per share. We have outstanding approximately 14.2 million stock options (other than zero-priced options) granted prior to June 29, 2006, at exercise prices ranging from $1.26 per share to $39.76 per share.

•
Additional stock options, at a zero exercise price, will be granted to those persons who, on June 29, 2006, held ECI stock options with a zero exercise price. The number of additional stock options shall equate to 1.264% of the zero-priced stock options held by each such grantee at June 29, 2006 (rounded down to the nearest whole share). The additional stock options will be exercisable in the same proportions and will expire on the same dates as the original stock options. It is estimated that the aggregate number of new zero-priced stock options will be approxiamtly 7,700.

It is proposed that at the meeting the following resolution be adopted:

Proposal 6

“RESOLVED that the adjustments to the terms of outstanding stock option awards granted under ECI’s stock option and share incentive plans in the light of ECI’s distribution of shares in ECtel Ltd, as set forth in Item 6 of the Proxy Statement relating to ECI’s 2006 Annual General Meeting, be, and the same hereby are, approved.”

Approval of this proposal will require the affirmative vote of a simple majority of the shares present, in person or by proxy, and voting on the matter.

Our board of directors recommends a vote FOR approval of the proposed resolution.

ITEM 7 - RE-APPOINTMENT OF INDEPENDENT AUDITORS AND FIXING THEIR
REMUNERATION

Somekh Chaikin, Certified Public Accountants (Israel), has been nominated by our board of directors and our audit committee for reappointment as our independent auditors. Somekh Chaikin (which is a member of KPMG International, an independent registered public accounting firm) has no relationship with us or with any of our subsidiaries or affiliates except as auditors and, to a limited extent, as tax consultants. The board of directors believes that such limited non-audit function does not affect the independence of Somekh Chaikin.

At the Annual General Meeting, the board of directors will report the remuneration paid to our auditors for their auditing activities and for their non-auditing activities for the year ended December 31, 2005. A representative from Somekh Chaikin will be present at the meeting and available to respond to appropriate questions from shareholders.

Our shareholders will also be asked to authorize our board of directors to delegate to our audit committee the authority to fix the compensation of our independent auditors.

Proposal 7

It is proposed that at the meeting the following resolution be adopted:

“RESOLVED, that the reappointment of Somekh Chaikin, a member of KPMG International, as independent auditors of ECI until immediately following the next annual general meeting of shareholders of ECI be, and it hereby is, approved, and that the board of directors be, and it hereby is, authorized to delegate to the audit committee of the board the authority to fix the remuneration of said independent auditors in accordance with the volume and nature of its services.”

Approval of these proposals will require the affirmative vote of a simple majority of the shares present, in person or by proxy, and voting on the matter.

Our board of directors recommends a vote FOR approval of this proposed resolution.

ITEM 8 - DISCUSSION OF AUDITORS' REPORT AND FINANCIAL STATEMENTS

Included later in this document are copies of the Auditors’ Report and audited Consolidated Financial Statements of ECI as of December 31, 2005, which will be presented for discussion, as required by Israel law. A representative from our independent auditors, Somekh Chaikin, will be present at the meeting and available to respond to appropriate questions from shareholders.

Additional Material

Also included with this document is a copy of the Interim Consolidated Financial Statements (unaudited) as of June 30, 2006, which is not part of the proxy solicitation material.

ECI’s annual report on Form 20-F for the fiscal year ended December 31, 2005 was filed with the Securities and Exchange Commission on March 30, 2006 with Amendment No. 1 thereto filed on May 1, 2006, and may also be viewed on our website - www.ecitele.com or through the EDGAR website of the Securities and Exchange Commission at www.sec.gov. It is also available upon request from ECI Telecom Ltd., 30 Hasivim Street, Petah Tikva 49517, Israel, attention: Investor Relations Department. Neither our annual report in Form 20-F nor our website form part of the proxy solicitation material.

Shareholder Proposals

All shareholder proposals which are to be presented at the 2007 Annual General Meeting must be received by us no later than April 5, 2007.

By order of the Board of Directors,

SHLOMO DOVRAT
Chairman of the Board of Directors

RAFI MAOR
President and Chief Executive Officer

Dated: August 16, 2006

APPENDIX A

CONSULTANCY AGREEMENT
___________________

AGREEMENT

THIS AGREEMENT (this “Agreement”), is entered into as of 1 January 2006, by and between ECI Telecom Ltd., an Israeli company (the “Company”), and DAI Management Consulting and Investment in High Tech Ltd., with its registered office at 24 Nachson Street, Ramat Hasharon, (“Consultant”).

The parties have agreed the following:

1.	Services

1.1.
Consultant shall make available the services of Doron Inbar (“Inbar”). Inbar shall have the duties and responsibilities customarily performed by a member of the Board of Directors (the “Board”) and by the chairman of the Strategy Committee of the Board.

1.2.
In addition, Consultant shall provide ongoing and comprehensive consulting services regarding the Company’s affairs and promotion of the Company’s business, including, but not limited to, liaison with the Chairman of the Board and the CEO on the Company’s M&A activities and business strategy and assisting the CEO, as the latter may reasonably request.

1.3.
The services set out in sections 1.1 and 1.2 above shall hereinafter be referred to as the “Services”. The Services shall be performed exclusively by Inbar. Inbar shall devote an average of two days per week to the performance of the Services.

2.	Remuneration

2.1.	In consideration for rendering the Services, the Company shall pay Consultant $2,500 per day (the “Fee”).

2.2.
In addition to the Fee, if the Company’s CEO shall be entitled to a bonus with respect to M&A activities during the term of this Agreement, Consultant shall receive a one-time payment in the amount of that bonus.

2.3.
Inbar shall submit an invoice to the Company for the Fee on the first business day of each quarter. The Company shall pay the invoice no later than 15 (fifteen) days following the receipt of the invoice.

2.4.
The Company will arrange “Directors and Officers” insurance coverage for Inbar with respect to risks inherent in carrying out the Services. The Company will undertake to indemnify Inbar to the same extent it indemnifies the Company’s other directors and its officers.

3.	Term of the Agreement

3.1.	The term of this Agreement shall commence on 1 January 2006, and, subject to the provisions below, shall remain in effect for an indefinite period.

3.2.	Each party shall have the right to terminate this Agreement, upon ninety (90) days’ prior written notice.

3.3.
The Company may terminate this Agreement immediately upon written notice if Inbar is unable to provide the Services, for any reason whatsoever, for a period exceeding sixty (60) consecutive days, including Inbar’s disability or death.

3.4.
In addition, the Company will be entitled to terminate this Agreement immediately upon written notice in any of the following circumstances: if an official receiver is appointed for Consultant and/or for its assets or any part thereof, or if an application for the appointment of a receiver and/or administrator or a liquidator or a temporary liquidator or a trustee or any other official appointment is filed, or if an application for liquidation or an application for bankruptcy is filed against Consultant, or if a receiving order or a liquidation order is given against Consultant, or if Consultant is declared bankrupt, or if Consultant reaches an arrangement with its creditors, and such appointment, application, order, declaration or arrangement is not revoked within thirty days.

3.5.
For the avoidance of doubt, in the event of the termination of this Agreement in accordance with this Section 3, neither Consultant nor Inbar shall be entitled to any compensation or payment of any kind from the Company, except for the Fee accrued prior to such termination or any payment due pursuant to Section 2.2 above.

4.	Relationship between the Parties

4.1.
Consultant and Inbar hereby acknowledge that this Agreement is an agreement for the provision of consulting services and does not constitute an extension of the employer-employee relationship which previously existed between Inbar and the Company, nor does it create a new employer-employee relationship between them. Inbar acknowledges further that his previous employment with the Company ended on 31 December 2005 and that, subject to payment of the amount stated in Annex 1, he has no claims with respect to such employment or its termination. This Agreement does not confer upon Inbar any rights save those set forth herein.

4.2.
Consultant and Inbar hereby agree to indemnify the Company, upon its first demand, for all costs incurred by it in connection with any tax, social charge, or contribution payable to the competent authorities due to the putative existence of an employee-employer relationship between the Company and Inbar.

4.3.
Consultant hereby undertakes to maintain the Company’s confidential information in complete confidence, and not to disclose to any person or entity such confidential information, except as required for rendering the Services hereunder. This undertaking shall apply during the term of this Agreement and thereafter.

5.	Miscellaneous

5.1.	Unless otherwise expressly provided in this Agreement, Consultant shall bear all the tax liabilities in respect of any benefit of any kind provided by the Company pursuant to this Agreement.

5.2.
This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties with respect to the subject matter hereof.

5.3.	Neither this Agreement, nor any right or interest hereunder, shall be assignable or transferable without the prior written consent of the other party.

5.4.
No delay or omission in exercising any right, or remedy upon any breach or default by the other party under this Agreement shall affect any such right or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default occurring thereafter.

5.5.
Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or faxed (with confirmation of transmission) or three business days after having been sent by registered mail, return receipt requested, postage prepaid, addressed to the parties at their respective addresses.

5.6.
This Agreement shall be governed by the laws of the State of Israel.  The competent courts located in Tel Aviv shall have exclusive jurisdiction with respect to any dispute arising out of or relating to this Agreement.

5.7.	The provisions of this Agreement shall be deemed several and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

5.8.	This Agreement is subject to approval by the competent corporate organs prescribed by Israeli law.

ECI TELECOM LTD.	DAI Management Consulting and Investment in High Tech Ltd.

Name: Title:

I agree to the provisions of Section 4

Doron Inbar